PLAN OF LIQUIDATION


This Plan of Liquidation (the "Plan"), dated as of January 8, 2004, concerns AXP Mid Cap Index Fund (the "Fund"), a series of capital stock of AXP Market Advantage Series, Inc. (the "Corporation"), a Minnesota corporation. The Fund began operations on October 25, 1999. The Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is intended to accomplish the complete liquidation of the Fund in conformity with all provisions of Minnesota law and the Corporation's Articles of Incorporation.

The Corporation's Board of Directors, on behalf of the Fund, has determined that it is in the best interests of the Fund and its shareholders to liquidate the Fund and, by unanimous approval at a meeting held on January 8, 2004, the Board considered and adopted the Plan as the method of liquidating the Fund and directed that the Plan be submitted to shareholders of the Fund for approval.

1. Effective Date of the Plan. The Plan will become effective following the approval of the Plan at a meeting of shareholders called for the purpose of voting on the Plan (the "Effective Date").

2. Abolishment of the Fund. Following the liquidating distribution described in Section 7 of the Plan, the Fund will be terminated.

3. Termination of Business. After the Effective Date, the Fund will cease its business as a series of the Corporation and will not engage in any business activities except for the purposes of winding up its business and affairs, marshalling and preserving the value of its assets and distributing its assets to shareholders after the payment of (or reservation of assets for payment to) all creditors of the Fund.

4. Restriction of Transfer of Shares. Following the Effective Date, unless the Plan cannot legally be carried into effect, shares of the Fund will not be transferable.

5. Liquidation of Assets. As soon as is reasonably practicable after the Effective Date, all portfolio securities of the Fund will be converted to cash or cash equivalents.

6. Payment of Debts. As soon as practicable after the Effective Date, the Fund will determine and pay, or set aside in cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

7. Liquidating Distribution. As soon as possible after the Effective Date, and in any event within 14 days, the Fund will provide the following to each shareholder of record on the Effective Date: (1) a liquidating distribution equal to the shareholder's proportionate interest in the net assets of the Fund based on the number of shares of the class of shares of the Fund held by the shareholder and recorded on the books of the Corporation, determined immediately after the close of business on the date of such liquidating distribution; and (2) information concerning the sources of the liquidating distribution.

8. Management and Expenses of the Fund Subsequent to the Liquidating Distribution. American Express Financial Corporation will bear all expenses incurred by the Fund in carrying out this Plan.

9. Power of Board. The Board has the authority to do or authorize any or all acts as provided for in the Plan and any and all such further acts as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filings of all certificates, documents, information returns, tax returns, and other documents that may be necessary or appropriate to implement the Plan.

10. Amendment of Plan. The Board has the authority to authorize variations from or amendments of the provisions of the Plan as are necessary or appropriate to effect the complete liquidation and termination of the existence of the Fund, and the distribution of its net assets to shareholders in accordance with the laws of the State of Minnesota and the purposes to be accomplished by the Plan.



AXP Market Advantage Series, Inc.
         AXP Mid Cap Index Fund




By: /s/  Leslie L. Ogg
    --------------------
         Leslie L. Ogg
         Vice President



The undersigned is a party to the Plan for purposes of Section 8 only:
American Express Financial Corporation




By: /s/  Paula R. Meyer
    --------------------
         Paula R. Meyer
         Senior Vice President and General Manager -
         Mutual Funds